Exhibit 99.1

                 ALBANY INTERNATIONAL CORP. PRICES $150 MILLION
                     2.25% CONVERTIBLE SENIOR NOTE OFFERING

      Albany, New York, March 7, 2006 -- Albany International Corp. (NYSE:AIN; PCX, FWB) announced today that it has priced a private offering of $150 million aggregate principal amount of 2.25% convertible senior notes due in 2026. The Company has also granted the initial purchasers of the notes a 13-day option, solely to cover over-allotments, to purchase up to an additional aggregate $30 million of the notes. The sale of the notes is expected to close on March 13, 2006, subject to customary closing conditions.

      In January 2006, the Company announced that the Board of Directors increased the Company's authorization to repurchase shares of the Company's Class A common stock to 3.5 million shares, and the Company has already repurchased 663,700 of such shares. The Company also announced that it has committed approximately $77.2 million of the net proceeds of the offering to repurchase approximately 2.1 million shares of the Company's Class A common stock from investors in connection with the offering of the notes and in private transactions through March 13, 2006.

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                                                      Albany International Corp.
                                                                     PO Box 1907
                                                            Albany, NY 12201 USA
                                                                  www.albint.com

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In addition, the Company intends to use some of the net proceeds from this offering to repurchase additional shares under the Board authorization, in the open market and in private transactions. Any such repurchases, however, are subject at all times to the availability of such shares at prices and in quantities considered by the Company to be advantageous to the Company's long-term shareholders. Such repurchase activity may therefore not be concluded for some time after the offering is concluded, if at all. In addition, the Company intends to use approximately $12.2 million of the net proceeds of the offering (assuming the initial purchasers do not exercise their option to purchase additional notes to cover over-allotments) to pay the costs associated with the convertible note hedge and warrant transactions described below. Any net proceeds not used for the foregoing purposes will be used for general corporate purposes.

      The notes will be pari passu with the Company's existing and future senior indebtedness, be senior to the Company's future subordinated debt, if any, and be effectively subordinated to the debt and other obligations of the Company's subsidiaries.

      The notes will be convertible upon the occurrence of specified events and at any time on or after February 15, 2013, into cash up to the principal amount of notes to be converted and shares of the Company's Class A common stock with respect to the remainder, if any, of the Company's conversion obligation at an initial conversion rate of 22.462 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $44.52 per share of Class A common stock). The initial conversion price represents a premium of approximately 20% to the $37.10 per share closing price of the Company's Class A common stock on the New York Stock Exchange on March 7, 2006.

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      The notes will pay interest semiannually at a rate of 2.25% per year and will mature on March 15, 2026. In addition, the notes are redeemable at any time on or after March 15, 2013, at a price of 100% of the principal amount of notes to be redeemed plus accrued and unpaid interest. Holders of the notes will have the option to require the Company to purchase the notes on March 15, 2013, and March 15, 2021, and in certain other circumstances, at a price of 100% of the principal amount of notes to be redeemed plus accrued and unpaid interest.

      In connection with the offering, the Company has entered into convertible note hedge and warrant transactions in respect of its Class A common stock with affiliates of certain of the initial purchasers of the notes. These transactions are intended to reduce the potential dilution upon future conversion of the notes by providing the Company with the option, subject to certain exceptions, to acquire shares which offset the delivery of newly issued shares upon settlement of conversion of the notes. The other parties to such transactions have advised the Company that they or their affiliates have entered into various over-the-counter derivative transactions with respect to shares of the Company's Class A common stock contemporaneously or shortly after the pricing of the notes. In addition, the parties or their affiliates may continue to purchase and may sell shares of the Company's Class A common stock in secondary market transactions and may enter into or unwind derivative transactions following the pricing of the notes.

      This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the notes or the Class A common stock issuable upon conversion of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. The notes will be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The notes and the shares of Class

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A common stock issuable upon conversion of the notes have not been registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements.

      Albany International is the world's largest producer of paper machine clothing with manufacturing plants strategically located to serve its customers throughout the world. Founded in 1895, the Company is headquartered in Albany, New York, and employs approximately 5,900 people worldwide. Additional information about the Company and its businesses and products is available at http://www.albint.com.

      Forward-looking statements in this release are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations and are subject to various risks and uncertainties, including, but not limited to, economic conditions affecting the paper industry and other risks and uncertainties set forth in the Company's 2005 Annual Report on Form 10-K and subsequent filings with the U.S. Securities and Exchange Commission.

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